Exhibit (b)(ii)

LIMITED GUARANTEE

This Limited Guarantee (this “Guarantee”) is made as of December 30, 2024, by each of the undersigned “Guarantors” set forth on Annex A hereto (each, a “Guarantor”) in favor of Vacasa, Inc., a Delaware corporation (the “Guaranteed Party”).

WHEREAS, reference is made herein to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), by and among the Guaranteed Party, Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“LLC Merger Sub” and collectively with Company Merger Sub, “Merger Subs”) and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, as an inducement to the Guaranteed Party to enter into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Guarantor undertakes and agrees for the benefit of the Guaranteed Party as follows:

1.          Guarantee. Each Guarantor, on a several (and not joint or joint and several) basis, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, upon the terms and subject to the conditions set forth herein, the due and punctual payment when due to the Guaranteed Party of its “Contribution Percentage” set forth next to such Guarantor’s name on Annex A (such Guarantor’s “Contribution Percentage”) of (a) the Parent Termination Fee, if and only to the extent that the Parent Termination Fee is required to be paid by Parent to the Guaranteed Party pursuant to Section 8.2 of the Agreement, and (b) Parent’s obligation to pay any interest and costs and expenses of the Guaranteed Party pursuant to Section 8.2(d) of the Agreement, if and only to the extent required to be paid by Parent to the Guaranteed Party pursuant to the terms thereof, if and only to the extent required to be paid by Parent pursuant to the terms thereof (the obligations and amounts referred to in clauses (a) and (b), as may be reduced by the Reduction Amount (as defined in Section 2 hereof), the “Obligations”); provided that in no event shall (i) such Guarantor’s liability to the Guaranteed Party under this Guarantee exceed such Guarantor’s Contribution Percentage of the Obligations (the “Cap”) or (ii) the Guarantors’ aggregate liability to the Guaranteed Party under this Guarantee exceed an amount equal to $6,825,000 (the “Maximum Amount”). The parties hereto agree that this Guarantee may not be enforced against any Guarantor without giving full and absolute effect to such Guarantor’s Cap, the Maximum Amount and the limitation of liability of the Guarantors contained in this Section 1 with respect to the Parent Termination Fee. The Guaranteed Party agrees that in no event shall any Guarantor have any obligation or liability to any Person relating to, arising out of or in connection with the Agreement, this Guarantee or the transactions contemplated therein or herein, or any other agreement or instrument contemplated thereby or hereby, other than as expressly set forth herein or in the Equity Commitment Letter to which such Person is a party, if applicable. All payments hereunder shall be made in United States dollars, in immediately available funds. Notwithstanding anything herein to the contrary, each Guarantor shall be entitled to (in its sole and absolute discretion) cause another Person to make the payment on its behalf of its Obligations to the Guaranteed Party, if and only to the extent such payment is required pursuant to this Guarantee, in satisfaction of such Obligation and this Guarantee. The Guaranteed Party hereby agrees and acknowledges that no demand by the Guaranteed Party shall be made on any other Guarantor unless demand is also made in a substantially similar manner on all Guarantors and on each of the other Guarantors in accordance with this Guarantee, including on a pro rata basis based on each Guarantor’s respective Cap (other than against any Guarantor or other Guarantor that has satisfied and performed, or has then confirmed in writing that it is prepared to satisfy and perform, its obligations under this Guarantee).

2.          Reduction. Notwithstanding anything herein to the contrary, the Guaranteed Party hereby agrees that (a) to the extent Parent is relieved of all or any portion of the Obligations (any amount so relieved, a “Reduction Amount”), (i) the Maximum Amount shall be reduced by an amount equal to such Reduction Amount, which shall result in a reduction of each Guarantor’s Cap in proportion to such Guarantor’s Contribution Percentage, and (ii) the Guarantors shall be relieved of the Reduction Amount under this Guarantee, which shall result in a reduction of each Guarantor’s Obligation, and (b) each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Guarantee, any claim, set-off, deduction, defense or release that Parent could assert against the Guaranteed Party under the terms of, or with respect to, the Agreement.

3.          Representations and Warranties. Each Guarantor hereby represents and warrants, on a several (and not joint or joint and several) basis, to the Guaranteed Party that: (a) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the applicable Laws of the jurisdiction of its organization; (b) it has all requisite power and authority to execute, deliver and perform its obligations under this Guarantee; (c) the execution, delivery and performance of this Guarantee by it has been duly and validly authorized and approved by all necessary entity action by it, and no other proceedings or actions are necessary therefor; (d) assuming due execution and delivery by the other parties hereto, this Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Guarantee, subject to the Remedies Exceptions; (e) the consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority if any, necessary for the due execution, delivery and performance of this Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee; (f) all funds necessary to fulfill such Guarantor’s Contribution Percentage of the Obligations (taking into account any portion thereof validly assigned to any other person in accordance with the terms hereof) shall be available to such Guarantor at such time as such Guarantor’s Contribution Percentage of the Obligations becomes due and payable and (g) the execution, delivery and performance of this Guarantee by it does not and will not violate its organizational documents.

4.          Exercise of Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Guaranteed Party at any time or from time to time. Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Subs (it being understood and agreed that such Guarantor shall have the right to assert as a defense any defense that is available to Parent under the Agreement other than as specified in clause (e) below); (b) any change in the time, place, manner or terms of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Agreement; (d) any change in the corporate existence, structure or ownership of Parent, any Guarantor or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Agreement; (e) any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or any other Person or any of their respective assets now or hereafter interested in the transactions contemplated by the Agreement; (f) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations or (g) the existence of any claim, set-off or other right which any Guarantor may have at any time against Parent or the Guaranteed Party (or any other Person), whether in connection with the Obligations or otherwise.

5.          Waivers. To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives: (a) any and all rights or defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party; (b) promptness, diligence, grace, notice of acceptance of this Guarantee and of such Guarantor’s Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind (other than notices expressly required to be provided to Parent and its counsel pursuant to the Agreement and/or any agreements entered into in connection therewith), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect or any right to require the marshalling of assets of Parent or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Agreement; (c) all suretyship defenses generally (other than each Guarantor’s defenses enumerated in Section 2 hereof, fraud by the Guaranteed Party or any of its Affiliates or defenses to the payment of the Obligations that are available to Parent under the Agreement); and (d) any and all notice of the creation, renewal, extension or accrual of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee. The Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent or the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

6.          Continuing Guarantee. This Guarantee may not be revoked or terminated, is a continuing guarantee and shall be binding upon each Guarantor and its successors and assigns until such Guarantor’s Contribution Percentage of the Obligations has been paid in full (subject to such Guarantor’s Cap and adjustment in accordance with Section 2 of this Guarantee). Notwithstanding the foregoing, this Guarantee shall terminate, and no Guarantor shall have any further obligations under this Guarantee as of the earliest to occur of:

(a)          the consummation of the Closing in accordance with the Agreement;

(b)         the termination of the Agreement in accordance with its terms other than a termination of the Agreement for which the Obligations are payable by Parent (a “Qualifying Termination”);

(c)         the date that is 90 days after a Qualifying Termination; provided, however, if, in such circumstances described above in this Section 6(c), the Guaranteed Party shall have (i) made a claim in writing for payment of the Obligations during such 90-day period (and prior to 5 p.m. (New York time) on the 90th day) and (ii) commenced a Claim during such 90-day period (and prior to 5 p.m. (New York time) on the 90th day) in accordance with Section 11(b) hereof or Section 9.5(a) of the Agreement (subject to the terms and conditions of the Agreement) against the Guarantors or Parent, as applicable, alleging that the Guarantors or Parent, as applicable, are liable for the Obligations, this Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided that with respect to this clause (c), in the event of the occurrence of clauses (i) and (ii), the Guarantors shall not have any further liability or obligation under this Guarantee and this Guarantee shall terminate from and after the earlier of (x) the full resolution of the claim, (y) the entry of a final order of a court of competent jurisdiction and/or (z) the execution and delivery of a written agreement between the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in each case, to the extent applicable, the payment to the Guaranteed Party in full of all amounts payable by the Guarantors (as applicable) pursuant to such resolution, order or agreement; and

(d)         payment in full of the Obligations to the Guaranteed Party as required by the terms hereby, subject to the Maximum Amount and adjustment in accordance with Section 2 of this Guarantee.

Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or its successors and permitted assignees asserts in writing in any claim, litigation or other similar formal proceeding that the provisions of Section 1 hereof (including those limiting each Guarantor’s liability to such Guarantor’s Cap) or that any other provisions of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantors or any Non-Recourse Party with respect to the transactions contemplated by this Guarantee, the Agreement, the commitment letter dated as of the date hereof from the Guarantors to Parent (the “Equity Commitment Letter”), or any transactions contemplated hereby and thereby (including in respect of any oral representations made or alleged to be made in connection therewith) other than Retained Claims (as defined in Section 12 hereof), then (A) the obligations of the Guarantors under this Guarantee shall terminate ab initio and shall thereupon be null and void; (B) if any Guarantor has previously made (or caused to be made) any payments under this Guarantee, it shall be entitled to (and, in such events, the Guaranteed Party shall, following written demand for payment) have such payments refunded by the Guaranteed Party and (C) none of the Guarantors or any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Agreement, the Equity Commitment Letter or the transactions contemplated by the Agreement or the Equity Commitment Letter or under this Guarantee; provided that nothing herein is intended to limit the Guaranteed Party’s rights under the Agreement to the extent and subject to the terms and limitations therein.

7.          Severability; No Claims of Illegality. Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section Error! Reference source not found. hereof and to the provisions of Section 6 or Section 12 hereof (in each case, subject to the limitations set forth therein). Each party hereto hereby unconditionally and irrevocably agrees that it shall not institute, and shall cause each of its Affiliates not to, and shall make adequate provision such that their respective successors and assigns shall not institute, directly or indirectly, any Claim or cause of action or bring any other claim asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

8.          Nature of Guarantee. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the applicable Guarantor shall remain liable hereunder with respect to such Guarantor’s Contribution Percentage of the Obligations as if such payment had not been made. This Guarantee is an unconditional Guarantee of payment and not of collection. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Each Guarantor reserves the right to assert any defense (i) which Parent may have to payment of the Obligations that arise under the terms of the Agreement (other than defenses arising based upon a lack of capacity, lack of authority, bankruptcy or insolvency or any other limitation to the enforceability or validity of, or defense based on the unenforceability or invalidity of, the obligations of Parent) or (ii) to the payment of such Guarantor’s Contribution Percentage of the Obligations as set forth in Section 2 hereof.

9.          Amendment; Waiver; Assignment. No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by the Guaranteed Party and the Guarantors, and then such waiver, modification or amendment shall be effective only in the specific instance and for the purpose for which given; provided, however, that without the Guaranteed Party’s consent, the Guarantors may amend this Guarantee to reflect any assignment permitted by this Section 9. This Guarantee shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of each party hereto. This Guarantee may not be assigned (including assignment by operation of applicable Law) by the Guaranteed Party without the prior written consent of the Guarantors. Each Guarantor may assign all or any portion of its obligations with respect to such Guarantor’s Contribution Percentage of the Obligations under this Guarantee to one or more other Persons; provided, however, that (i) no such assignment shall relieve the Guarantor of any portion of its obligations hereunder except to the extent such obligations are actually performed or satisfied by the assignee and (ii) if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned by such Guarantor to the same assignee; provided, further, that any such assignment shall not relieve such Guarantor of its obligations hereunder except to the extent such obligations are actually performed or satisfied by the assignee. Any attempted assignment in violation of this Section 9 shall be null and void ab initio and of no force or effect.

10.       Counterparts; Headings; Construction. This Guarantee may be executed and delivered (including by .pdf or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. The headings contained in this Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guarantee. All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

11.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Guarantee and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          In addition, each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in the event of any claim, action or proceeding between the parties hereto (whether in contract, tort or otherwise) arises out of or relating to this Guarantee or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties hereto arising out of or relating to this Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 14, such service to become effective ten days after such mailing.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11, (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

12.          Non-Recourse; Sole and Exclusive Remedy. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its Affiliates from time to time that no Person other than the Guarantors and their respective successors and permitted assignees has any liabilities, obligations, commitments (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that any Guarantor or its respective general partner (or any permitted assignee hereunder) may be a partnership or a limited liability company, no recourse shall be had against and no liability, whether personal or otherwise, shall attach to any former, current or future director, officer, employee, agent, equityholder, general or limited partner, manager, member, stockholder, Affiliate, Representative or successor or assignee of any Guarantor or any former, current or future director, officer, employee, agent, equityholder, general or limited partner, manager, member, stockholder, Affiliate, Representative or successor or assignee of any of the foregoing (such Persons, collectively, but excluding the Guarantors themselves, Parent and their respective successors and permitted assignees, the “Non-Recourse Parties”) through Parent or otherwise, whether by the enforcement of any assessment or by any legal or equitable action, or by virtue of any statute, regulation or other applicable Law or otherwise, except (a) for claims against the Guarantors seeking to enforce the Equity Commitment Letter as a third party beneficiary solely to the extent expressly specified in, and on the express terms and conditions of, the Equity Commitment Letter (subject to the limitations described therein); (b) for claims against the Guarantor under this Guarantee (subject to the terms and limitations described herein); (c) with respect to the Confidentiality Agreement, the Guaranteed Party’s claims against the affiliate of Parent party thereto and (d) Proceedings (as defined in the Equity Commitment Letter) validly brought by the Company against Parent and/or Merger Subs under the Agreement, solely in accordance with the terms and subject to the conditions thereof (the claims in clauses (a) through (d), the “Retained Claims”) (solely against the Non-Recourse Party specifically identified with respect to such Retained Claim in the definition thereof), it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil or otherwise), as such, for any obligations of the Guarantors under this Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party or its Affiliates have in respect of the Agreement or the transactions contemplated thereby are their rights to recover from Parent under and to the extent expressly provided in the Agreement and their rights pursuant to the Retained Claims (solely against the Non-Recourse Party specifically identified with respect to such Retained Claim in the definition thereof), subject to the limitations described herein and therein. Recourse against the Guarantors under and pursuant to the terms of this Guarantee or the other Retained Claims (solely against the Non-Recourse Party specifically identified with respect to such Retained Claim in the definition thereof) shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Agreement, the Equity Commitment Letter or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any action or bring any other claim arising under, or in connection with, the Agreement, this Guarantee, the Equity Commitment Letter (except as expressly permitted therein) or the transactions contemplated thereby, against the Guarantors or any Non-Recourse Party except for the Retained Claims (solely against the Non-Recourse Party specifically identified with respect to such Retained Claim in the definition thereof).

13.         Recovery. Notwithstanding anything in this Guarantee to the contrary, in no event shall the Guaranteed Party be entitled to both the recovery under this Guarantee in respect of the Parent Termination Fee and specific performance under the Agreement as expressly contemplated by Section 9.6 thereof; provided that the election to pursue any injunction or specific performance shall not restrict, impair or otherwise limit the Guaranteed Party from, in the alternative, attempting to collect the Obligations. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and its and their respective representatives not to institute, any Claim or cause of action or bring any other claim arising under, or in connection with, the Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Guarantors or any Non-Recourse Party except the Retained Claims.

14.       Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by electronic mail, or by registered or certified mail, return receipt requested and postage prepaid, in each case, to the address set forth beneath each party’s respective signature hereto or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith, with a copy to such party’s legal counsel as set forth below its signature hereto. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of internationally-recognized overnight courier, on the next Business Day after the date when sent; (c) in the case of electronic mail, upon transmission if successfully transmitted during normal business hours and, if not, the next Business Day after the date when sent and (d) in the case of mailing, on the third (3rd) Business Day following that day on which the piece of mail containing such communication is posted.

15.        No Third Party Beneficiaries. Except for the provisions of this Guarantee that reference Non-Recourse Parties (each of which shall be for the benefit of and enforceable by each Non-Recourse Party), the parties hereto hereby agree that their respective representations, warranties and covenants as set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and any Non-Recourse Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

16.        Confidentiality. This Guarantee shall be treated as confidential and is being provided solely in connection with the Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than in or as contemplated by the Agreement or any other documents contemplated hereby or thereby), except with the written consent of each of the parties hereto; provided that no such written consent shall be required for disclosures by Parent to the Guaranteed Party or its Representatives so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 16; provided, further, that any party hereto may disclose the existence of this Guarantee: (a) to its Affiliates (as well as its limited partners and investors and bona fide potential limited partners and investors under a separate obligation of confidentiality), lenders and potential lenders under a separate obligation of confidentiality, and its and their respective members, investors and representatives in connection with the negotiation or furtherance of the transactions contemplated by the Agreement, and (b) to the extent required by any applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Agreement or in connection with the enforcement of any such party’s rights hereunder.

17.        Entire Agreement. This Guarantee, the Agreement, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

18.       Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

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IN WITNESS WHEREOF, the Guarantors have duly executed and delivered this Guarantee as of the day first written above.

GUARANTORS:

ROOFSTOCK, INC.

By:	/s/ Gary Beasley
Name: Gary Beasley
Title: Chief Executive Officer

Roofstock, Inc.
2001 Broadway, 4th Floor
Oakland, CA 94612
Attn: Legal Department
Email: legalsupport@roofstock.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Steven Levine
Email: slevine@fenwick.com

[Signature Page to Guarantee]

MHRE STR II, LLC

By:	MHRE PARTNERS, LP,
a Delaware limited partnership

By:	MHRE Partners GP, LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Randy P. Evans
Name: Randy P. Evans
Title: Vice President and Treasurer

4143 Maple Avenue
Ste 300
Dallas, TX 75219
Attention: Randy Evans
Email: rpe@miramarholdings.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP
2121 N Pearl St
Ste 900
Dallas, TX 75201
Attention: David Lange
Email: DLange@winston.com

[Signature Page to Guarantee]

TRT INVESTORS 37, LLC

By:	/s/ Paul A. Jorge
Name: Paul A. Jorge
Title: Vice President and Secretary

4001 Maple Avenue
Ste 600
Dallas, TX 75219
Attention: Paul A. Jorge
Email: pjorge@trtholdings.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP
2121 N Pearl St
Ste 900
Dallas, TX 75201
Attention: David Lange
Email: DLange@winston.com

[Signature Page to Guarantee]

agreed to and accepted by:

VACASA, INC.

By:	/s/ Robert Greyber
Name: Robert Greyber
Title: Chief Executive Officer

850 NW 13th Avenue
Portland, OR 97209
Attention: Rebecca Boyden
Email: rebecca.boyden@vacasa.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill; Michael Anastasio
Email: justin.hamill@lw.com; michael.anastasio@lw.com

and

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.
Trammel Crow Center
2100 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: D. Alex Robertson
Email: arobertson@velaw.com

[Signature Page to Guarantee]

ANNEX A

Guarantor	Contribution Percentage
TRT Investors 37, LLC	25.76%
MHRE STR II, LLC	25.76%
Roofstock, Inc.	24.24%
Total:	75.76%